EXHIBIT 10.4
AMENDMENT TO LEASE
     THIS Amendment to Lease (“Agreement”) is made and entered into as of the 21st day of March, 2006, by and between RREEF AMERICA REIT II CORP. BBBB, a Maryland corporation (successor-in-interest to Wilshire Courtyard L.L.C., a Delaware limited liability company) (“Landlord”) and WPT ENTERPRISES, INC., a Delaware corporation (“Tenant”).
1. Recitals.
     1.1 Lease. Landlord and Tenant are parties to that certain Lease dated September 24, 2004 (the “Lease”), for premises located in an office building in Los Angeles, California, all as more particularly described therein. All terms defined in the Lease not otherwise defined herein shall have the same meanings when used in this Agreement.
     1.2 Premises and Term. The Premises under the Lease currently consist of 15,901 rentable square feet of space on the third (3rd) floor of the Building (the “Existing Premises”). The Lease Term is scheduled to expire on June 30, 2011.
     1.3 Amendment. Landlord and Tenant desire to amend the Lease to reflect the leasing of additional premises consisting of Suite 625 on the sixth (6th) floor of the Building containing 9,896 rentable and 8,427 usable square feet (hereinafter referred to as the “Added Space”) as set forth below. The rentable and usable square feet in the Added Space have been determined in accordance with the Standard Method for Measuring Floor Area in Office Buildings, ANSI/BOMA Z65.1-1996.
2. Lease of Added Space.
     2.1 Lease. The Lease is hereby amended to add the Added Space to the Existing Premises. As used in the Lease (as amended hereby) the term “Premises” shall, as of the Added Space Commencement Date (as defined in Section 2.2 below), mean the Existing Premises and the Added Space. Exhibit “A” to the Lease, therefore, is supplemented by the addition of the Exhibit “A” attached hereto. The parties stipulate to the rentable and usable areas of the Added Space set forth in Section 1.3 above, and such areas shall not be subject to remeasurement by either party. Except as set forth in this Agreement, the Added Space shall be leased upon all of the terms and conditions applicable to the Premises under the Lease.
     2.2 Added Space Term. The term of the Lease with respect to the Added Space shall commence on July 1, 2006 (the “Added Space Commencement Date”) and shall continue thereafter through June 30, 2011 (the “Added Space Term”) coterminous with the term for the Existing Premises, unless sooner terminated pursuant to the Lease, subject to renewal as set forth in Section 2.2 of the Lease. Section 2.3 of the Lease (Option to Cancel) applies only to the Lease for the Existing Premises and shall not apply to the Added Space. The Added Space Commencement Date shall be postponed one (1) day for each day that substantial completion of the improvements for Tenant’s initial occupancy of the Added Space or Tenant’s move into the Added Space is actually delayed by “Landlord Delay(s)” defined as:

          (1) Landlord’s failure or refusal, after mutual execution and delivery of this Agreement, to permit Tenant, its agents and contractors access to and use of the Building or any Building facilities or services (including loading dock, hoists or freight elevators) required for the orderly and efficient performance of the work necessary to complete such improvements and move into the Added Space in accordance with Tenant’s reasonably determined critical path schedule therefor; or
          (2) Landlord’s unreasonable failure, refusal or delay in connection with the exercise of approval rights in connection with the design and construction of such improvements, to the extent such delays necessarily delay the commencement or completion of construction of such improvements;
          (3) Landlord’s failure to timely fund the Added Space Allowance in accordance with Article 3; or
          (4) Any delay attributable to the construction or installation of work that is Landlord’s responsibility to perform as shown on Schedule 1 attached hereto.
No Landlord Delay shall be deemed to have occurred unless Tenant has provided notice to Landlord specifying that a delay shall be deemed to have occurred because of actions, inaction or circumstances specified in the notice in reasonable detail. If such actions, inaction or circumstances are not cured by Landlord within one (1) business day after Landlord’s receipt of such notice, and if such actions, inaction or circumstances otherwise qualify as a Landlord Delay, then a Landlord Delay shall be deemed to have occurred commencing as of the date Landlord received such notice from Tenant. Landlord Delays shall postpone the Added Space Commencement Date only in the event that substantial completion of the improvements for Tenant’s initial occupancy of the Added Space or Tenant’s move into the Added Space is delayed despite Tenant’s reasonable efforts to adapt and compensate for such delays, which efforts Tenant shall be obligated to make (provided such additional cost incurred by Tenant due to such effort does not exceed $1,000 on a cumulative basis, unless Landlord agrees to pay to such excess).
     2.3 Early Occupancy. Tenant may occupy the Added Space for the improvement thereof and for the conduct of business after execution and delivery of this Agreement by Landlord and Tenant and prior to the Added Space Commencement Date, and all of the provisions of the Lease and this Agreement with respect to the Added Space shall be in full force and effect upon such occupancy, except that no Added Space Base Rent pursuant to Section 4.1 below or additional rent for Direct Expenses for the Added Space pursuant to Section 4.2 below and Article 4 of the Lease shall be payable for the Added Space for the period prior to the Added Space Commencement Date; provided, however, that Tenant shall pay any parking charges due pursuant to Article 5 below for parking for the Added Space and other sundry expenses due and payable with respect to the Added Space as of the date that Tenant occupies the Added Space, or any portion thereof, for the conduct of business.

3. Improvement of Added Space.
     3.1 As-Is for Tenant’s Improvement. Subject to the terms hereof, Tenant hereby accepts the Added Space in its “as-is” condition, and Landlord shall have no obligation to improve, repair, restore or refurbish the Added Space, except as otherwise specifically provided herein or in the Lease. Tenant intends to perform improvements, remodeling and/or refurbishment in the Added Space, and Landlord shall reasonably assist Tenant in obtaining pricing for such work and in scheduling such work. All such work shall be conducted in accordance with the Lease, including without limitation, Article 8 of the Lease regarding Alterations; provided that Landlord shall respond to Tenant’s submittal(s) of plans and specifications for work in the Added Space within five (5) business days after receipt thereof. Consistent with Article 8 of the Lease, Landlord shall allow Tenant to use its own general contractor(s) and architect(s), subject to Landlord’s approval, and all subcontractors shall be from Landlord’s approved vendor list. Schedule 1 attached hereto sets forth certain elements of such work and allocates the responsibility therefor between Landlord and Tenant. Consistent with the provisions of Article 24 of the Lease, at its sole cost and expense (subject to Section 3.2 below), Tenant shall promptly comply with all requirements of Applicable Laws affecting the Added Space, including, without limitation, making required changes to the Added Space, the access thereto and common area restrooms therefor, systems serving the Added Space, and other areas of the Project (other than making structural changes or changes to the Base Shell and Core, as defined in Exhibit B to the Lease) (i) required due to the use and occupancy of the Added Space for other than typical office uses, including those uses set forth in Article 5 of the Lease, (ii) required due to repair, improvement or alteration of the Added Space, including any Alterations described in Article 8 of the Lease, but excluding the construction and installation of Tenant Improvements for Tenant’s initial occupancy of the Added Space, or (iii) set forth on Schedule 1 hereto as the responsibility Landlord. Landlord shall deliver the Added Space and (only to the extent necessary for Tenant’s legal improvement and occupancy of the Added Space) the Common Areas to Tenant in compliance with all Applicable Laws. Consistent with the provisions of Section 29.32(v) of the Lease, Tenant shall remove the Lines (defined in Section 20.32 of the Lease) currently existing in the Added Space.
     3.2 Added Space Allowance. Landlord shall provide Tenant with a tenant improvement allowance (“Added Space Allowance”) in the amount of One Hundred Twenty-Six Thousand Four Hundred Five Dollars ($126,405.00) (equal to $15.00 per square foot of usable area of the Added Space). Tenant may use the Added Space Allowance for the construction of Alterations in the Added Space, subject to the terms and conditions of Article 8 of the Lease. Portions of the Added Space Allowance shall be advanced to Tenant periodically on a monthly basis after commencement of construction of the Alterations in the Added Space by Tenant and after Tenant has delivered to Landlord copies of the original invoices for Tenant’s work or labor performed and materials or supplies furnished, and, to the extent used for Alterations for which plans are required, a certificate from Tenant’s architect or engineer certifying that the work and materials have been furnished as indicated in such statement and that such work and materials have been substantially completed in accordance with such plans. Such advances shall be made by Landlord on or before the 25th day of each month with respect to complete payment requests made by Tenant on or before the 25th day of the prior month. Tenant shall obtain such verification, reports and lien releases from contractors, subcontractors and materialmen and shall satisfy such other standard construction loan disbursement conditions as may be required by Landlord. Landlord shall not be required to pay more than the Added Space Allowance toward all costs, expenses and charges related to Tenant’s tenant improvement expenses. Tenant shall be responsible for the remaining portion of any payment required, and Landlord shall not be required to pay more than the Added Space Allowance toward all costs, expenses and charges related to Tenant’s tenant improvement expenses. Ten percent of the Added Space Allowance may be withheld by Landlord until Tenant provides unconditional lien releases with respect to all work performed on the Added Space. Tenant shall not be entitled to any payment or rent reduction for any part of the Added Space Allowance not used by Tenant.
     3.3 Landlord Facilities and Fee. Landlord, at Landlord’s cost, and subject to the requirements of existing tenants in the Building, shall provide to Tenant, its contractor and its subcontractors utility usage and the non-exclusive use of Landlord’s personnel and material freight elevators, loading docks and related facilities as may be reasonably required to enable Tenant, Tenant’s agents and contractors to perform the Alterations to the Added Space during Building Hours (collectively, the “Services”). During performance of the Alterations in the Added Space and Tenant’s move into the Added Space, Tenant shall not be charged for the non-exclusive use of the Services during Building Hours, except that the cost of such use shall be included in Direct Expenses for the Building. Any Services utilized by Tenant after Building Hours, or required by Tenant and used by Tenant on an exclusive basis, shall be paid for by Tenant at the current quoted rates for Landlord’s provision of such Services. Tenant shall pay Landlord a supervision fee equal to one and one-half percent (1 1/2%) of the cost of the Alterations to the Added Space (including the cost of the items set forth on Schedule 1 attached hereto performed by either Landlord or Tenant), and Landlord shall be entitled to payment of the Landlord’s reasonable, out-of-pocket review costs incurred to un-affiliated third parties consistent with Landlord’s general practices in the Building in approving the plans, specifications and drawings for the Alterations in the Added Space. All payments due to Landlord under this Section, at Landlord’s option, shall be made by deduction from the Added Space Allowance.
4. Rent.
     4.1 Added Space Base Rent. Commencing on the Added Space Commencement Date and continuing throughout the Lease Term, Tenant shall pay monthly Base Rent for the Added Space (“Added Space Base Rent”), which shall be in addition to Base Rent for the Existing Premises, as set forth below:

Monthly
Period of Time	Added Space Base Rent
July 1, 2006 through June 30, 2007	$28,698.40
July 1, 2007 through June 30, 2008	$29,702.84
July 1, 2008 through June 30, 2009	$30,742.44
July 1, 2009 through June 30, 2010	$31,818.43
July 1, 2010 through June 30, 2011	$32,932.07

The Added Space Base Rent for the first full month following the Added Space Commencement Date shall be paid at the time of Tenant’s execution of this Agreement.
     4.2 Added Space Additional Rent. Commencing on January 1, 2007 and continuing throughout the Lease Term, in addition to the Additional Rent payable for the Existing Premises, Tenant shall pay Additional Rent for Direct Expenses for the Added Space in accordance with the terms Lease. For such purposes, Tenant’s Share for the Added Space shall be approximately 1.846%. The Base Year for the Added Space only shall be the calendar year 2006.
5. Parking.
     Effective on the earlier of the Added Space Commencement Date and the date on which Tenant occupies the Added Space, or any portion thereof, for the conduct of business, in addition to the parking passes set forth in Section 9 of the Summary, Tenant shall license from Landlord thirty (30) parking passes for unreserved parking in the Project parking facility, in accordance with the terms and provisions of Article 28 of the Lease. The current prevailing rate for unreserved parking in the Project parking facility is $135 per month per pass. In the event Tenant requires additional passes and the same are available and not required by Landlord in connection with its leasing and parking programs for the Project, Landlord shall provide the same to Tenant for the period such passes are and remain available, at the rent and on the terms and conditions set forth in Article 28 of the Lease.
6. Hazardous Materials.
     Tenant shall not, and shall not direct, suffer or permit any of its agents, contractors, employees, licensees or invitees (collectively, the “Tenant Entities”) to at any time handle, use, manufacture, store or dispose of in or about the Premises or the Building any (collectively “Hazardous Materials”) flammables, explosives, radioactive materials, hazardous wastes or materials, toxic wastes or materials, or other similar substances, petroleum products or derivatives or any substance subject to regulation by or under any federal, state and local laws and ordinances relating to the protection of the environment or the keeping, use or disposition of environmentally hazardous materials, substances, or wastes, presently in effect or hereafter adopted, all amendments to any of them, and all rules and regulations issued pursuant to any of such laws or ordinances (collectively “Environmental Laws”), nor shall Tenant suffer or permit any Hazardous Materials to be used in any manner not fully in compliance with all Environmental Laws, in the Premises or the Building and appurtenant land or allow the environment to become contaminated with any Hazardous Materials. Notwithstanding the foregoing, Tenant may handle, store, use or dispose of products containing small quantities of Hazardous Materials (such as aerosol cans containing insecticides, toner for copiers, paints, paint remover and the like) to the extent customary and necessary for the use of the Premises for general office purposes; provided that Tenant shall always handle, store, use, and dispose of any such Hazardous Materials in a safe and lawful manner and never allow such Hazardous Materials to contaminate the Premises, Building and appurtenant land or the environment. Tenant shall protect, defend, indemnify and hold each and all of the Landlord Parties (defined in Section 10.1 of the Lease) harmless from and against any and all loss, claims, liability or costs (including court costs and attorney’s fees) incurred by reason of any actual or asserted failure of Tenant to fully comply with all applicable Environmental Laws, or the presence, handling, use or disposition in or from the Premises of any Hazardous Materials by Tenant or any Tenant Entity (even though permissible under all applicable Environmental Laws or the provisions of this Lease), or by reason of any actual or asserted failure of Tenant to keep, observe, or perform any provision of this Article. The provisions of this Article 6 shall supercede any other provision of the Lease imposing requirements on Tenant with respect to Hazardous Materials.
7. Additional Credit.
     Concurrent with Tenant’s execution and delivery of this Agreement, Tenant shall deliver to Landlord a replacement irrevocable letter of credit or an amendment to the letter of credit previously delivered to Landlord pursuant to Article 22 of the Lease so that the “LC” (as defined in the Article 22 of the Lease) will be for an increased “LC Stated Amount” equal to $445,421.93. Any such replacement letter of credit or amendment shall otherwise meet the requirements applicable to the LC under Article 22 and Exhibit H of the Lease. Upon delivery of the replacement letter of credit or amendment, the Reduction Schedule set forth in Article 22 of the Lease is hereby amended to be as follows:

Date	LC Stated Amount
July 1, 2007	$346,583.60
July 1, 2008	$247,745.27
July 1, 2009	$148,906.94
July 1, 2010	$50,068.60
Tenant acknowledges that the LC required pursuant to Article 22 of the Lease (as amended pursuant to this Agreement) secures Tenant’s obligations under this Agreement as well as Tenant’s obligations under the Lease.
8. Signage.
     8.1 Added Space. Tenant’s identifying signage on the sixth floor for the Added Space shall be provided by Landlord and placed at the entry to the Premises at Tenant’s cost, and such signage shall be comparable to that used by Landlord for other similar floors in the Building and shall comply with Landlord’s Building standard signage program.
     8.2 Building Directory. Tenant shall be provided one (1) line for each 1,000 rentable square feet contained in the Added Space to display Tenant’s name and location in the Building, and the names of Tenant’s principal employees and subtenants.

     8.3 Monument Signage.
          (a) Monument Signage. Subject to the terms of this Section 8.3, during the Lease Term, Tenant shall have the right to install monument signage displaying Tenant’s name on the existing, multi-tenant monument sign located at the main entrance to the Project on Wilshire Boulevard (the “Monument Sign”). The content, size, design, specifications, precise location, graphics, materials, colors and other specifications of Tenant’s Monument Sign shall be subject to Landlord’s approval, which shall not be unreasonably withheld, conditioned or delayed, and shall be consistent and compatible with the Project’s design, signage and graphics programs and all applicable rules and regulations of the governmental agencies having jurisdiction. The design, installation, maintenance, repair, restoration and removal (including restoration of the portion of the monument upon which the same was located) of Tenant’s Monument Sign shall be performed by Landlord at Tenant’s sole cost and expense. Tenant shall pay Landlord for Landlord’s actual costs to be incurred in connection therewith within thirty (30) days after receipt of an invoice therefor from Landlord accompanied by reasonably adequate substantiation of the costs to be incurred.
          (b) Loss of Rights. The identification and signage rights under this Section 8.3 are personal and specific to the originally named Tenant hereunder (WPT Enterprises) and to any entity, the transfer to which would qualify as a “non-Transfer” under Section 14.7 of the Lease, and are not otherwise transferable by sublease, assignment, operation of law or otherwise. Upon the expiration of the Lease Term or the earlier termination of Tenant’s signage rights under this Section 8.3, Landlord shall be entitled, at Tenant’s sole cost and expense, to remove the Monument Sign. All of the foregoing identity and signage rights in this Section 8.3 shall apply only while Tenant leases (without sublease or assignment) at least ninety percent (90%) of entire Premises. (Occupancy by Tenant’s Occupants defined in Paragraph 14.7(b) of the Lease or occupancy of parties in connection with a “non-Transfer” under Section 14.7 of the Lease shall not be considered sublease or assignment by Tenant for purposes of this Paragraph.) Such rights shall be null and void at such time as Tenant and/or parties under such non-Transfers fail to lease (without sublease or assignment) at least ninety percent (90%) of the entire Premises and upon such failure, Landlord shall be entitled to immediately remove Tenant’s signage.
9. Antenna.
     Tenant shall have the right to enter into a license agreement with Landlord, in the form set forth in Exhibit “B” attached hereto, which license agreement shall grant Tenant a license to maintain an antennae or satellite dish connected to the Premises not larger than 3’ x 3’ upon such portion of the rooftop of the Building as is designated by Landlord, subject to Tenant’s compliance with the rules and regulations promulgated by Landlord, from time to time, with respect to use of, and access to, the rooftop of the Building. Tenant shall not be obligated to pay a fee to Landlord for such use of, and access to, the Building’s rooftop. Tenant shall pay for the maintenance and repair of the antenna or satellite dish and/or other equipment placed upon such licensed portion of the Building’s rooftop (collectively, “Antenna Facilities”), as well as all utilities used to operate such Antenna Facilities. Except in the event of an emergency, Tenant covenants to repair, maintain and remove its Antenna Facilities during Building Hours. The installation of Tenant’s Antenna Facilities shall be engineered by Landlord’s engineers at Tenant’s sole cost and expense. Such installation of Tenant’s Antenna Facilities, including the aesthetic compatibility of such Antenna Facilities with the design and appearance of the Building, shall be subject to Landlord’s approval.
10. Brokers.
     Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Agreement, except for Madison Partners (as Landlord’s representative) and Cushman & Wakefield of California, Inc. and Studley (as Tenant’s representatives) (collectively, “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Agreement. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than Brokers, occurring by, through, or under the indemnifying party. Landlord covenants and agrees to pay all real estate commissions due in connection with this Agreement to Brokers in accordance with a commission agreements executed by Landlord.
11. Miscellaneous.
     11.1 Lease Ratified. Except as specifically amended or modified herein, each and every term, covenant, and condition of the Lease as amended is hereby ratified and shall remain in full force and effect.
     11.2 Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their legal representatives, successors and permitted assigns.
     11.3 Governing Law. This instrument shall be interpreted and construed in accordance with the law of the State of California.
     11.4 Limitation Of Liability. The provisions of Section 29.13 of the Lease continue to apply for the benefit of Landlord and the Landlord Parties. Without limiting the forgoing, the obligations of Landlord under this Agreement and the Lease are not intended to be and shall not be personally binding on, nor shall any resort be had to the private properties of, any of its or its investment manager’s trustees, directors, officers, partners, beneficiaries, members, stockholders, employees, or agents, and in no case shall Landlord be liable to Tenant hereunder or under the Lease for any lost profits, damage to business, or any form of special, indirect or consequential damages.
     11.5 Counterparts. This Agreement may be executed in one or more counterparts, and each set of duly delivered identical counterparts that includes all signatories shall be deemed to be one original document.
[signatures appear on the following page]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

LANDLORD: RREEF AMERICA REIT II CORP. BBBB a Maryland corporation
By:	RREEF MANAGEMENT COMPANY, a Delaware corporation, Authorized Agent

By:	/s/ Mark R. McAdams
Name:	Mark R. McAdams
Title:	Vice President, District Manager

TENANT: WPT ENTERPRISES, INC., a Delaware corporation
By:	/s/ Adam Pliska
Name:	Adam Pliska
Title:	General Counsel

By:	/s/ W. Todd Steele
Name:	W. Todd Steele
Title:	Chief Financial Officer

EXHIBIT “A”
ADDED SPACE
[attached]

A-1

EXHIBIT “B”
ANTENNA LICENSE AGREEMENT
SATELLITE DISH/ANTENNA LICENSE AGREEMENT
     THIS SATELLITE DISH/ANTENNA LICENSE AGREEMENT (“Agreement”) is made and entered into as of the ___day of ___, 200___, by and between RREEF AMERICA REIT II CORP. BBBB, a Maryland corporation (“Landlord”), and WPT ENTERPRISES, INC., a Delaware corporation (“Tenant”). Landlord is the licensor and Tenant is the licensee hereunder, but are referred to solely as “Landlord” and “Tenant,” respectively, for ease of reference.
1. Recitals.
     Landlord and Tenant have entered into that certain Office Lease dated as of September 24, 2004, as amended by that certain Amendment to Lease dated as of March ___, 2006 (collectively, the “Office Lease”) for premises located in the office and retail project commonly known as Wilshire Courtyard, all as more particularly described in the Office Lease. Capitalized items not defined herein, shall have the same meaning as defined in the Office Lease.
2. Antenna License.
     2.1 Grant. Landlord hereby grants to Tenant a license (the “Antenna License”) during the term of the Office Lease, and any permitted extension thereof, to install, operate, maintain and use a GPS antennae or satellite dish connected to the Premises of not larger than 3’ x 3’ (the “Antenna”) on the rooftop of the Building at the location more specifically shown on the plan attached hereto as Exhibit “A” (or if no location is shown on Exhibit “A”, at a location reasonably determined by Landlord). The License is contingent upon the Office Lease being in effect, and compliance by Tenant with all of the terms and provisions hereof, and may be terminated by Landlord if Landlord terminates the Office Lease after an event of default occurs under Section 19.1 of the Office Lease, after any applicable notice and lapse of any applicable cure period. In the event that Landlord has the right to and does terminate the Office Lease, the Antenna License shall also thereupon terminate, and the Antenna License shall terminate, in any event upon expiration of the Term of the Office Lease, as extended pursuant to the Office Lease. Tenant’s rights hereunder may not be transferred to or used by any Transferee or other Person in the business of providing satellite, voice, data or other telecommunications services to third parties, except to the extent such Transferee or other Person will use the rights hereunder only to service its own satellite, voice, data and other telecommunications requirements at the Premises.
     2.2 Permitted Use. The purpose of this Antenna License is to permit Tenant, at its sole expense, to install, operate, use (only to service its own satellite, voice, data and other telecommunications requirements at the Premises), maintain and remove the Antenna (including use of available riser capacity between the Premises and roof, but only to the extent required for the Antenna), provided that the installation, operation, use, repair, maintenance and removal of such Antenna complies with the following requirements:
          (a) Installation must meet all federal, state and local licensing requirements and be in compliance with all applicable building and fire codes, including any required conditional use permit. Installation (including installation of cable risers, wires, power sources and all related equipment and materials), operation, use, repair, maintenance and removal must not interfere with the telecommunications or other systems of the Building or of any other tenant.
          (b) Installation shall be conducted by licensed contractors approved by Landlord, and if any roof penetration is required, a licensed roofing contractor approved by Landlord shall perform such work.
          (c) The Antenna may not protrude above a height equal to the highest point of the Building structure.
          (d) The Antenna shall not interfere in any way with the Building’s engineering, window washing or other maintenance functions.
          (e) The Antenna must be properly secured and installed so as not to be affected by high winds or other elements.
          (f) The Antenna must be properly grounded.
          (g) The installed Antenna must not be visible from street level.
          (h) The color, size and aesthetics of the Antenna shall be approved by Landlord.
          (i) The weight of the Antenna shall not exceed the load limits of the Building.
          (j) Tenant shall reimburse Landlord for any costs incurred by Landlord, at Landlord’s actual cost incurred in connection with the installation, operation, use, maintenance, repair and/or removal of the Antenna within fifteen (15) days after demand therefor by Landlord.
          (k) In no event shall the Antenna or any appurtenant wiring or cable adversely affect any of the mechanical, electrical, life-safety, structural or other systems of the Building.
          (l) Should the use of the Antenna by Tenant interfere with other telecommunications systems of the Building or any tenant, Tenant shall make such adjustments to the Antenna or its related equipment as may be reasonably required by Landlord.
     2.3 Access. Upon reasonable notice to Landlord, Tenant shall have reasonable and adequate access to the rooftop of the Building to install, operate and maintain the Antenna during the term of this License.
     2.4 Costs. Tenant shall be solely responsible for and shall pay all costs, expenses and taxes incurred in connection with the ownership, installation, operation, maintenance, use and removal of the Antenna and the appurtenant equipment located in or on the Building. Tenant shall also cause the insurance policies to be maintained by Tenant pursuant to the Office Lease to include the Antenna and all related equipment and materials as part of Tenant’s insured property.
     2.5 Indemnity. Tenant specifically agrees that the indemnification of Landlord by Tenant in accordance with the Office Lease is deemed to include any claims arising from the installation, operation, use, maintenance or removal of the Antenna.
     2.6 Relocation. If any other tenant of the Project requires use of the area in which the Antenna is located, Landlord shall have the right, at its option and from time to time, upon not less than thirty (30) days prior notice to Tenant, to relocate the Antenna to another location in the Project adequate to afford equivalent service to Tenant. Landlord shall pay the costs of relocation reasonably incurred by Tenant in connection with such substituted location, subject to adequate substantiation of such costs.
3. No Fee.
     Except as otherwise expressly provided herein, Tenant shall not be required to pay any fee or charge for its rights under this Agreement.
     IN WITNESS WHEREOF, Landlord and Tenant have executed this Agreement as of the date set forth in the first paragraph above.

RREEF AMERICA REIT II CORP. BBBB a Maryland corporation
By:	RREEF MANAGEMENT COMPANY, a Delaware corporation, Authorized Agent

By:
Its:
Date:

WPT ENTERPRISES, INC. a Delaware corporation
By:
Its:
Date:

By:
Its:
Date:

SCHEDULE 1
ADDED SPACE WORK RESPONSIBILITY
     Landlord shall perform or be responsible for the cost of the following items for the Added Space:
VAV, high-side, duct repairs
VAV CSI control installations
Mini blind repairs
Fire life safety modifications or upgrades required for improvements consistent with customary general office use
One half of the cost of fire life safety modifications or upgrades related to tenant specific improvements (not consistent with customary general office use), provided that Landlord’s share of such cost shall not exceed $3,750.00
Upgrades, if any, required for the common area restrooms on the sixth floor
One half of the cost of the demising walls
     Tenant shall perform or be responsible for the cost of the following items for the Added Space (subject to Section 3.2 of the Agreement):
Suite HVAC separation
Suite electrical separation
One half of the cost of the demising walls
Installation of suite back door
Any lighting changes that Tenant requires
Fire life safety modifications or upgrades not made the responsibility of Landlord as set forth above
     Note that Landlord will not require Tenant to upgrade the ceiling or lighting systems in the Added Space to the more current Building standard.

S1-1